Exhibit 99.1

FOR IMMEDIATE RELEASE

May 10, 2018

Gannett To Acquire Digital Marketing Software Company WordStream, Inc.

Deal Will Further Enhance ReachLocal’s Intelligent, Data-Driven Digital Marketing Solutions

McLean, VA – Gannett Co., Inc. (“Gannett” or “company” or “we”) (NYSE: GCI), announced today that it entered into an agreement to acquire WordStream, Inc. (“WordStream”), a provider of cloud-based software-as-a-service (SaaS) solutions for local and regional businesses and agencies to optimize their digital marketing services campaigns. The purchase price is $130 million in cash, net of cash acquired, plus up to an aggregate $20 million earnout payable in 2019 and 2020 based on achieving certain revenue targets. The transaction builds upon Gannett’s existing data-driven digital marketing services, ReachLocal and SweetIQ.

“This acquisition marks another critical milestone in Gannett’s digital transformation, enhancing our ability to support businesses and agencies in our local markets with the intelligent, data-driven marketing solutions they need to drive growth,” said Robert Dickey, president and chief executive officer of Gannett. “WordStream’s technology, extensive data and analytics capabilities together with an experienced executive team will bring tremendous value to Gannett’s expanding digital marketing services business.”

In the first year, WordStream is forecasted to contribute approximately $55 million in digital marketing services revenue and approximately $16 million of Adjusted EBITDA. Gannett anticipates the transaction will be accretive in the first full year of operations and funded from borrowings under the Company’s revolver. The acquisition is expected to close in the second quarter after the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction of other customary closing conditions.

WordStream helps thousands of businesses to harness the power of Google, Facebook and Bing by leveraging its discovery and recommendation technologies, intelligent campaign optimization, and online training programs in its cloud-based SaaS solutions. These Do-It-Yourself (DIY) solutions provide businesses and agencies the ability to manage and optimize performance and results on paid search and social advertising campaigns. WordStream is a proven innovator and delivers a world-class customer experience. Through WordStream, ReachLocal and SweetIQ, Gannett will now be able to provide the full spectrum of digital marketing services from DIY to managed service to any local or regional business or agency. WordStream will continue to be headquartered in Boston, MA.

“The market for digital marketing services in the U.S. is over $90 billion and consists of both large and small clients. The addition of WordStream’s best-in-class DIY SaaS solutions significantly enhances our capabilities and expands our addressable market,” said Sharon Rowlands, president of USA TODAY NETWORK Marketing Solutions and chief executive officer of ReachLocal. “WordStream enables us to provide a full range of digital marketing solutions to Gannett’s large local client base and grow our digital share of wallet.”

“WordStream is very excited about the opportunity this acquisition provides our customers and employees,” said Howard Kogan, chief executive officer at WordStream. “We see tremendous opportunity to leverage our companies’ combined data, analytics and marketing technologies to enhance the capabilities that WordStream brings to the DIY market, thereby accelerating our ability to drive further success and growth for our customers.”

Jefferies LLC acted as exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Gannett in connection with this transaction. Houlihan Lokey acted as exclusive financial advisor and Gesmer Updegrove acted as legal advisor to WordStream in connection with this transaction.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an innovative, digitally focused media and marketing solutions company committed to strengthening communities across our network. With an unmatched local-to-national reach, Gannett touches the lives of more than 117 million people monthly with our Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services. Gannett brands include USA TODAY NETWORK with the iconic USA TODAY and more than 100 local media brands, digital marketing services companies ReachLocal and SweetIQ, and U.K. media company Newsquest. To connect with us, visit www.gannett.com.

About WordStream, Inc.

WordStream, Inc. provides software and services that help marketers get the maximum results from their online marketing efforts. WordStream’s easy-to-use software allows for more effective paid search and social campaigns with the 20-Minute Work Week, a customized workflow that guides marketers through steps that can greatly improve their AdWords, Bing, and Facebook campaigns, plus tools for call tracking, keyword optimization, and more. WordStream also offers an award-winning PPC tool, the AdWords Performance Grader, which evaluates users’ Google AdWords accounts and provides valuable tips for improvement. WordStream holds premier partner status with Google and Bing ad networks. More information can be found at www.wordstream.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical facts. Such statements include, but are not limited to, Gannett and WordStream’s ability to satisfy the conditions to the merger and consummate the merger on a timely basis, Gannett’s ability to integrate WordStream’s operations and employees with Gannett’s existing business, and economic and other uncertainties affecting the digital advertising industry generally. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. The matters discussed in these forward-looking statements are subject to many risks, trends, uncertainties, and other factors that could cause actual results to differ materially from those projected, anticipated, or implied in the forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management, is expressed in good faith and is believed to have a reasonable basis. However, there can be no assurance the expectation or belief will result, be achieved or be accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this press release. Factors, risks, trends, and uncertainties that could cause actual results or events to differ materially from those projected, anticipated, or implied include the matters described under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2017 and in our other SEC filings.

For investor inquiries, contact:

Stacy Cunningham

Vice President, Financial Planning & Investor Relations

703-854-3168

investors@gannett.com

or

The Blueshirt Group

Brinlea Johnson

investors@gannett.com

For media inquiries, contact:

Amber Allman

Vice President, Corporate Events & Communications

703-854-5358

aallman@gannett.com

Ticker Slug:

Ticker: GCI

Exchange: NYSE